Exhibit 99.1

SIGMATEL REPORTS FOURTH QUARTER 2006 RESULTS

AUSTIN, Texas—(BUSINESS WIRE) - February 1, 2007 - SigmaTel, Inc. (NASDAQ: SGTL), a leader in mixed-signal multimedia semiconductors, today announced results for the quarter ended December 31, 2006.

Fourth Quarter Financial Review:

Revenues for the fourth quarter of 2006 were $37.5 million with a GAAP net loss per share of $2.78. This includes a non-cash pre-tax charge of $81.8 million for the impairment of goodwill and other long lived assets, primarily related to acquired businesses, and a $16.1 million tax valuation allowance against our deferred tax asset.

The non-GAAP adjusted net loss for the 4th quarter of 2006 was $8.8 million or a net loss of $0.25 per share. GAAP gross margins for the quarter were 37 percent and non-GAAP gross margins were 39 percent. See the reconciling charges set forth in the reconciliation of GAAP to non-GAAP financial measures table provided below.

As of December 31, 2006, SigmaTel had cash, cash equivalents and short-term investments of $100.8 million.

Executive Summary:

“Due to the hard work and talent of our design teams, we made notable progress throughout the year,” said Phil Pompa, interim CEO of SigmaTel.

Highlights include:

•	Development and adoption of our TV audio solution with tier-one customer Samsung.

•	Completion of our first 90 nanometer processor for the Portable Media Player market which will begin sampling with customers this quarter.

“We faced many challenges in the fourth quarter of 2006, such as downward pricing pressure and market share erosion. As a result of these ongoing market factors, we are refocusing on three core markets of portable media players, printers, and television audio. We are taking immediate actions to implement this plan and anticipate these changes will reduce SigmaTel’s quarterly operating expenses later in 2007.”

First Quarter 2007 Guidance:

For the first quarter of 2007, the company anticipates revenue of $18 to $22 million with non-GAAP gross margins of approximately 40 percent, plus or minus a couple of points. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

Significant operating expenditure reductions will be initiated during the first quarter and are expected to continue into the third quarter. Once completed, these reductions are expected to result in a decrease of our quarterly operating expenses of $5.0 to $7.0 million. These reductions will be achieved through additional cost control measures and reductions in staff.

“As we implement these cost reductions, we will remain focused on retaining our key technical talent and preserving the integrity of our core businesses,” said Mr. Pompa. “Our strong cash balance coupled with these cost reductions will help make SigmaTel more competitive.”

Due to this restructuring and current market conditions, investors should not rely on previous guidance and projections.

Conference Call Today

A conference call will be held today, February 1, 2007, beginning at 3:30 P.M. central time. The call will be simulcast over the Internet at www.streetevents.com and www.sigmatel.com. A replay of the conference call will be available at the websites listed above or by calling 888.203.1112 (U.S.) or 719.457.0820 (International) and entering pass code 1845877. The replay will be available until March 1, 2007. In addition, we will be presenting at the Thomas Weisel Technology Conference on February 6 at 8:35 AM Pacific time. The webcast and replay can be found at http://www.veracast.com/webcasts/twp/tech07/79202397.cfm or www.sigmatel.com

For more information on SigmaTel, please visit www.sigmatel.com.

About SigmaTel: SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of digital multimedia products in the consumer electronics markets, including digital media players, multi-function peripheral products, digital photo frames and digital televisions. SigmaTel provides worldwide infrastructure and complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support to add value to multinational companies. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Cautionary Language: This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. These risks and uncertainties include, but are not limited to: our ability to effectively implement changes which will increase operational efficiencies, reduce costs, increase value for investors, and ultimately improve SigmaTel’s financial results and return SigmaTel to profitability; our ability to execute on implementation of new products to support existing and new customer relationships and achieve new design wins; our ability to cut costs, as currently contemplated, without jeopardizing SigmaTel’s ability to retain key employees and continue supporting customers and new development efforts; our ability to effectively compete in the markets for SigmaTel’s narrowed focus on the portable media player, printer and TV audio product lines; our ability to effectively identify and remediate any additional operational inefficiencies; and, market acceptance of our customers’ end products which incorporate our products. For a more detailed discussion of factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on February 24, 2006, and the Form 10-Q filed on November 6, 2006.

SigmaTel provides a non-GAAP measure of gross profit, net income (loss) and net income (loss) per share in its earnings release. The presentation of gross profit, net income (loss) and net income (loss) per share is intended to be a supplemental measure of performance and excludes: (i) a non-cash charge related to impairment of goodwill and other long lived assets; (ii) a non -cash charge related to amortization of intangible assets from acquisitions; (iii) a non-cash charge related to stock-based compensation; (iv) a charge related to accrual for severance payable to our former CEO; (v) a gain on the sale of our PC audio codec product line; (vi) a non-cash charge related to a tax valuation allowance against our deferred tax asset; (vii) a non-cash benefit related to a release of a tax reserve; (viii) a non-cash net tax benefit associated with the unwinding of SigmaTel’s intellectual property migration strategy; (ix) a non-cash charge related to the write-off of in process R&D from acquisitions; and (x) a one-time reversal of certain lease abandonment charges previously taken. SigmaTel believes that excluding these items represents a better basis for the comparison of its current results to past, present, and future operating results, and a better means to highlight the results of core ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. The non-GAAP financial measures included in the press release have been reconciled to the corresponding GAAP financial measures as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

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SIGMATEL, INC.

RECONCILIATION of GAAP to NON-GAAP RESULTS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Gross profit as reported	$13,822	$42,397	$64,679	$175,371
Non-GAAP adjustments:
Amortization of intangible assets from acquisitions	783	783	3,133	1,017

Adjusted gross profit	$14,605	$43,180	$67,812	$176,388

Adjusted gross profit percentage	38.9%	52.7%	42.6%	54.4%

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net income (loss) as reported	$(98,735)	$4,646	$(109,024)	$35,879
Non-GAAP adjustments (tax effected):
Impairment of goodwill and other long lived assets	72,811	—	72,811	—
Amortization of intangible assets from acquisitions	831	875	3,344	1,115
Stock-based compensation	1,445	322	7,205	843
CEO severance accrual	1,546	—	1,546	—
Gain on asset disposition	—	—	(24,312)	—
Tax valuation allowance	16,142	—	16,142	—
Release of tax reserve	(2,857)	—	(2,857)	—
Net tax benefit of unwinding IP migration strategy	—	—	(9,271)	—
Acquisitions related write-off of in-process R&D costs	—	200	—	11,610
Partial reversal of lease abandonment charge	—	—	—	(250)

Adjusted net income (loss)	$(8,817)	$6,043	$(44,416)	$49,197

Diluted weighted average shares outstanding	35,483	38,541	35,304	37,912
Diluted net income (loss) per share, non-GAAP	$(0.25)	$0.16	$(1.26)	$1.30

SIGMATEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues, net	$37,524	$82,007	$159,365	$324,457
Cost of goods sold	23,702	39,610	94,686	149,086

Gross profit	13,822	42,397	64,679	175,371

Operating expenses:
Research and development	21,971	22,259	90,640	75,976
Selling, general and administrative	12,320	15,669	50,245	43,033
Goodwill impairment	63,334	—	63,334	—
Impairment of long-lived assets	18,477	—	18,477	—
Gain on asset disposition	—	—	(45,673)	—

Total operating expenses	116,102	37,928	177,023	119,009

Operating income (loss)	(102,280)	4,469	(112,344)	56,362

Interest income, net	966	874	3,084	4,096
Foreign exchange loss	(50)	(39)	(221)	(69)
Other income	50	—	50	—

Total other income	966	835	2,913	4,027

Income (loss) before income taxes	(101,314)	5,304	(109,431)	60,389

Income tax expense (benefit)	(2,579)	658	(407)	24,510

Net income (loss)	$(98,735)	$4,646	$(109,024)	$35,879

BASIC NET INCOME (LOSS) PER SHARE	$(2.78)	$0.13	$(3.09)	$0.99

DILUTED NET INCOME (LOSS) PER SHARE	$(2.78)	$0.12	$(3.09)	$0.95

WEIGHTED AVERAGE SHARES USED TO COMPUTE:
Basic net income (loss) per share	35,483	37,141	35,304	36,132

Diluted net income (loss) per share	35,483	38,541	35,304	37,912

SIGMATEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$30,686	$65,712
Restricted cash	7,354	—
Short-term investments	62,800	53,172
Accounts receivable, net	12,556	48,633
Inventories, net	20,794	23,534
Income tax receivable	3,365	5,492
Deferred tax assets, net	66	1,760
Prepaid expenses and other assets	5,525	6,963

Total current assets	143,146	205,266

Property, equipment and software, net	13,301	14,200
Intangible assets, net	15,370	37,678
Goodwill	—	84,203
Deferred tax assets, net	139	—
Other assets	1,435	2,095

Total assets	$173,391	$343,442

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,338	$50,146
Accrued compensation	8,712	7,020
Other accrued expenses	8,056	6,442
Deferred revenue	1,242	10,093
Current portion of long-term obligations	229	528

Total current liabilities	34,577	74,229

Non-current income taxes payable	4,453	7,906
Other liabilities	809	2,113

Total liabilities	39,839	84,248

Stockholders’ Equity:
Common stock, $0.0001 par value; 170,000 shares authorized; shares issued and outstanding: 35,603 and 35,513 at 2006 and 37,507 and 37,417 at 2005, respectively	4	4
Additional paid-in capital	197,710	218,492
Notes receivable from stockholders	(5)	(5)
Deferred stock-based compensation	—	(3,874)
Treasury stock, 90 common shares at cost	(741)	(741)
Accumulated surplus (deficit)	(63,686)	45,337
Accumulated other comprehensive income (loss)	270	(19)

Total stockholders’ equity	133,552	259,194

Total liabilities and stockholders’ equity	$173,391	$343,442